NEWS RELEASE

Innovative Card Technologies Announces Second Quarter Results
InCard DisplayCard developer reaches $1 million in revenue year-to-date

Second Quarter Highlights
•	Revenue up 400% from First Quarter
•	Completed second stage of $8.5M financing with $5M investment from EMC, parent company of partner RSA
•	9% reduction in year-to-year operating expense
•	66% reduction in loss per share
•	Global orders up substantially as pilots become deployments and strong production backlog
•	Senior management strengthened by addition of top security executives

Los Angeles, CA - August 5, 2008 - Innovative Card Technologies, Inc. (NASDAQ: INVC), developers of the breakthrough InCard DisplayCardTM security device for e-banking, e-commerce and data access, today announced second quarter financial results. The company reported its strongest quarterly revenue performance to date, taking in $800,209 in the second quarter of 2008, compared with $1,089 in the second quarter of 2007. This revenue increase was driven by strong quarter-to-quarter sales performance; second quarter sales revenues quadrupled first quarter results. The company achieved a 9% reduction in operating expense over the comparable 2007 period, at $2.1 million. After accounting for the revaluation of warrant liability and interest, InCard lost $800,715 in the second quarter, or $0.03 per diluted share, as compared with $0.09 per diluted share in the second quarter of 2007. The backlog at June 30, 2008 was $1.2 million.

InCard also achieved the strongest six-month revenue numbers in its history. For the six months ended June 30, 2008, InCard reported revenue of $1 million, a dramatic increase versus the $2,509 revenue in the first half of 2007. The company was also able to cut its operating expenses year over year by 12% for the first half. Cash on hand at June 30, 2008 was $1.7 million, up from $339,600 at year-end 2007. Working capital was $3.3 million at June 30, 2008, up from a deficit of $2 million at year-end 2007.

"In the past three consecutive quarters, we delivered more than 100,000 InCard DisplayCards to satisfied customers. Through our blue chip list of credit card manufacturers and digital security providers dedicated to marketing and distributing the InCard DisplayCard, we have many live consumer deployments globally including some of the largest banks in the world,” said Steven R. Delcarson, President and CEO of InCard Technologies. "We are encouraged by our progress, but are also mindful of challenges yet to be overcome. Our sales team is targeting ever larger orders and our technical people are working tirelessly to reduce scrap in an effort to improve our gross margin. In addition, we continue to work on second-sourcing our components to reduce manufacturing lead times. We are making progress with these issues, and expect to beat our second quarter performance in the third quarter of 2008, despite a month-long summer shut down by one of our key suppliers. Overall, we are in a much stronger position than at the same time a year ago, and I am confident that we are moving quickly and steadily in the right direction.”

The success of the InCard DisplayCard parallels several strong global trends; 33% of adults bank online in the United States alone, and online transaction volume is growing 27% annually. Fraudsters are taking advantage of the online channel; phishing attacks cost American consumers $3.2 billion in 2007 according to Gartner. With annual identity theft costs pegged at $45 billion, and established payment account fraud accounting for 5.4 million victims in 2007 according to Javelin, government regulations and consumer concern are driving widespread adoption of dual-factor authentication to protect against online account fraud.

The InCard DisplayCard blends an ultra-portable form factor and strong one-time passcode security to offer a unique security opportunity that is a win-win for both the financial institution and the consumer. According to an Associated Press report in January of 2008, 61% of Americans are ‘very’ or ‘extremely’ concerned with online security. Implementing stronger security will drive adoption of online banking, the most profitable transaction channel for banks. Each online transaction costs $0.01 versus $0.27 for ATM transactions and $1.07 for in-person branch transactions. For high-income professionals, the banks’ most profitable customer segment, the need for a convenient new security measure is especially high. VIPs are three times more likely to be targeted by fraudsters than other customers according to a recent study on fraud victims by Experian. Additionally, InCard DisplayCard artwork is fully

INNOVATIVE CARD TECHNOLOGIES
US BANK TOWER • 633 WEST 5TH ST, SUITE 2600 • LOS ANGELES, CA • 90071
PHONE: 310.312.0700 • FAX: 213.223.2147 • WWW.INCARD.COM

customizable, allowing financial institutions to brand valuable in-hand real estate, unlike traditional, bulky keyfob tokens. Add this branding capability to the unique one-time passcode function, and the result is a product that is completely singular among the very competitive field of VIP payment card product offerings.

About Innovative Card Technologies
Innovative Card Technologies, Inc. (NASDAQ: INVC) was founded in 1993 to add functionalities to payment cards. The company’s InCard DisplayCard enables dual-factor authentication in a convenient card form. The cards can be configured to offer RFID physical access or payment capabilities, and feature a screen powered by an integrated battery, circuit, and switch. This screen displays a one-time password to verify the presence of the card during online and voice transactions or data systems login. www.incard.com.

Marketing Manager	Public Relations	Investor Relations
Stephanie Edwards	Susan Roush	Jose Castaneda
310-312-0700, sedwards@incard.com	818-222-8330, pr@incard.com	720-733-0052, ir@incard.com

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this document are based upon information available to InCard as of the date hereof, and InCard has not assumed any duty to update these forward-looking statements to reflect events or circumstances after the date of this document. A discussion of various factors that could cause InCard’s actual results to differ materially from those expressed in such forward-looking statements is included in InCard's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB, dated April 1, 2008.

INNOVATIVE CARD TECHNOLOGIES, INC.
Income Statement

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$800,209	$1,089	$1,017,425	$2,509
Cost of Goods Sold	859,875	395,396	1,070,209	395,396
Gross Margin	(59,666)	(394,307)	(52,784)	(392,887)
Operating expenses
Administrative	1,656,715	1,832,454	3,046,646	3,344,329
Consulting fees	134,427	115,739	254,525	231,631
Professional fees	201,192	203,695	449,223	567,218
Research and development	118,539	173,081	298,356	469,410
Total operating expenses	2,110,873	2,324,969	4,048,750	4,612,588
Loss from operations	(2,170,539)	(2,719,276)	(4,101,534)	(5,005,475)
Other income (expense)

Change in fair value of warrant liability	1,778,099		1,903,760
Interest income	11,703	63,152	20,776	142,692
Interest expense	(419,978)	(100)	(585,359)	(248)
Total other income (expense)	1,369,824	63,052	1,339,177	142,444

Loss before provision for income taxes	(800,715)	(2,656,224)	(2,762,357)	(4,863,031)
Provision for income taxes	0	0	(800)	0
Net loss	$(800,715)	$(2,656,224)	$(2,763,157)	$(4,863,031)
Basic and diluted loss per share	$(0.03)	$(0.09)	$(0.10)	$(0.17)
Basic and diluted weighted-average
common shares outstanding	28,486,411	28,420,616	28,459,763	28,415,133

INNOVATIVE CARD TECHNOLOGIES, INC.
Balance sheet

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,680,060	$339,600
Accounts receivable	824,128	13,077
Prepaids and other current assets	341,314	54,127
Deposits on raw materials held for production	869,052	605,662
Raw materials held for production	1,365,254	1,315,960
Work in progress inventory	1,755,182	886,259
Total current assets	6,834,990	3,214,685

Property and equipment, net	164,939	193,185
Deferred debt issuance cost	500,420	0
Deposits	96,860	177,747
Intangible assets, net	1,762,555	2,075,953
Total assets	$9,359,764	$5,661,570

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,883,228	$3,660,044
Accounts payable - related parties	595,365	657,254
Warranty reserve	108,806	27,816
Deferred revenue	949,069	898,585
Total current liabilities	3,536,468	5,243,699

8% convertible debenture, net	2,489,568	0

Warrant liability	1,062,751	0
Total liabilities	7,088,787	5,243,699

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Preferred stock $0.001 par value, 5,000,000 shares authorized, 0 (unaudited) and 0 shares issued and outstanding		—
Common stock $0.001 par value, 75,000,000 shares authorized, 28,495,256 (unaudited) and 28,433,116 issued and outstanding	28,483	28,433
Additional paid-in capital	33,072,833	28,456,621

Accumulated deficit	-30,830,339	-28,067,183
Total stockholders’ equity	2,270,977	417,871
Total liabilities and stockholders’ equity	$9,359,764	$5,661,570